Exhibit 99.1
December 1, 2008
TechTeam Global, Inc.
Attention: Tami Schultz
Dear Ms. Schultz:
     Ford Motor Company (“Ford”) and TechTeam Global, Inc. (“TechTeam”) entered into an agreement known as the “2005-2008 Ford Global SPOC Program Scope of Work”, which expires at 11:59 p.m. on December 1, 2008.
     Ford and TechTeam have agreed in principle on a new purchase and supply agreement known as the Lower Cost SPOC Scope of Work (“LC SPOC”) pursuant to which Ford would purchase, and TechTeam would supply, certain services similar to those TechTeam presently provides to Ford under the expiring terms. Ford and TechTeam wish to continue to work to conclude LC SPOC , while continuing to provide service to Ford, in accordance with the following:
     1. TechTeam will continue to provide SPOC Help Desk Services under the terms and conditions the 2005-2008 Ford Global SPOC Program Scope of Work.
     2. Ford will continue to observe all terms and conditions of the 2005-2008 Ford Global SPOC Program Scope of Work.
     3. Ford and TechTeam will continue to negotiate the terms and conditions of LC SPOC.
     4. Despite this interim agreement, LC SPOC will be effective December 1, 2008 provided that: (a) LC SPOC is executed no later than close of business ET on December 5, 2008, and (b) Ford issues the necessary Purchase Orders by close of business ET on December 5, 2008. In the event that Ford and TechTeam do not execute LC SPOC and Ford does not issue the necessary Purchase Orders to fund LC SPOC until after the close of business ET on December 5, 2008, the effective date of LC SPOC will be January 1, 2009, and the parties agree that services will continue to be provided by TechTeam under the terms and conditions of the 2005-2008 Ford SPOC Program Scope of Work.
     5. In the event that the negotiation of LC SPOC is not concluded by the parties on or before December 8, 2009, and either party is unwilling to extend this interim agreement, neither party will have any obligation nor liability to the other except as specified in this interim agreement.
     If the above terms and conditions are acceptable to TechTeam, please so indicate by signing the enclosed copy of this letter in the space provided and returning it to us.

Very truly yours, FORD MOTOR COMPANY
By:	/s/ Gregory Holowicki
Gregory Holowicki

TECHTEAM
ACCEPTED:

By:	/s/ Kevin P. Burke
Kevin P. Burke
Title:	Senior Vice President